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Exhibit 4.18

INOVIO BIOMEDICAL CORPORATION

VOTING TRUST AGREEMENT

        This Agreement dated as of                                    , 2009 is by and among Inovio Biomedical Corporation, a Delaware corporation, the stockholders listed on Schedule I hereto (the "Stockholders"), and                                    ,                                     and                                     as voting trustees hereunder (the "Trustees").

        Effective as of the date hereof, VGX Pharmaceuticals, Inc. ("Old VGX") merged with and into an acquisition subsidiary of Inovio Biomedical Corporation (the "Company") and the shares of Old VGX were converted into the right to receive shares of the Company as merger consideration in accordance with the terms and provisions of the Agreement and Plan of Merger dated as of July 7, 2008, as amended on December 5, 2008 (the "Merger Agreement"). As a result of the merger, Old VGX became a wholly owned subsidiary of the Company.

        The purpose of this Agreement is to enable the Voting Trustees to vote the Shares (as defined herein) with respect to all matters submitted to a vote of the stockholders of the Company in accordance with the terms hereof.

        In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1.     The parties to this Agreement intend to create a voting trust within the meaning of Section 218(a) of the General Corporation Law of the State of Delaware, and as such shall promptly file a copy of this Agreement in the registered office of the Company located in the State of Delaware, including all counterparts as executed, all supplements and amendments thereto and shall hold the Agreement, as executed, supplemented and amended, for inspection by the Stockholders upon request.

        2.     Each Stockholder hereby assigns and transfers to the Trustees all shares of the Company's Common Stock listed opposite such Stockholder's respective name on Schedule I hereto (the "Shares"), and shall immediately deposit the certificates representing the Shares with the Trustees and receive in exchange therefor one or more voting trust certificates, substantially in the form of Exhibit A hereto, representing the Shares deposited with the Trustees (the "Voting Trust Certificates"), to be held subject to all terms of this Agreement. The Trustees shall deliver the stock certificates so deposited to the Company for cancellation and for new share certificates, fully paid, non-assessable and representing the Shares, registered in the name of the Trustees, including a legend to the effect that such certificates have been issued pursuant to this Agreement, and the Company shall transfer the Shares on the books of the Company to the name of the Trustees, with a similar notation as to the effect of this Agreement.

        3.     While this Agreement is in effect, the Trustees shall have the legal title to the Shares and be entitled to exercise, in person or by their nominee or proxy, all rights and powers in respect to any or all such Shares, including the right to vote thereon and to take part in or consent to any corporate or stockholders' action of any kind whatsoever, whether ordinary or extraordinary, in accordance with all of the terms and conditions set forth in this Agreement. The right to vote shall include the right to vote for the election of directors and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of stockholders of the Company, including, but not limited to any proposed Change of Control (as defined elsewhere herein). It is expressly understood and agreed that the holders of Voting Trust Certificates shall not have any right, either under said Voting Trust Certificates or under this Agreement, or under any agreement express or implied, or otherwise, with respect to any Shares held by the Trustees hereunder to vote such Shares or to take part in or consent to any corporate action, or to do or perform any other act or thing which the holders of the Company's Common Stock are now or may hereafter become entitled to do or perform. The Trustees shall have the right to waive any notice of meeting or other notices due in respect of the Shares. Except as provided in Section 11 hereof, the Trustees shall have no authority to sell, transfer or otherwise dispose of, convey any interest in or encumber any of the Shares deposited under this Agreement.

        4.     On any matter, including the election of directors, presented to the stockholders of the Company for a vote, the Trustees shall vote the Shares in the same proportion as the shares voted on the matter by the other stockholders of the Company. For purposes of this section, a "vote" shall include, with respect to the election of directors, a vote "for" and a vote to "withhold authority," and with respect to any other matter, a vote "for", "against" or "abstain." With respect to a consent solicitation, the Trustees shall provide a consent with respect to the percentage of Shares deposited hereunder in the same proportion as the consents received with respect to all outstanding shares of the Company.

        5.     During the term hereof, the holders of the Voting Trust Certificates shall not have legal title to any part of the Shares and, except pursuant to Section 11 hereof, shall not be entitled to transfer or convey any interest in, including, without limitation, any encumbrance on, the Shares or the Voting Trust Certificates. No creditor of any holder of a Voting Trust Certificate shall be able to obtain legal title to or exercise legal or equitable remedies with respect to the Shares or the Voting Trust Certificates.

        6.     Except as otherwise provided herein, upon the declaration of any dividends by the Company with respect to the Shares deposited with the Trustees hereunder the Trustees shall cause all such dividends to be distributed by the Company pro rata among the Stockholders as if such holders themselves held the Shares represented by their Voting Trust Certificates.

        7.     Except as otherwise provided herein, upon declaration of any pro rata distributions of additional shares of capital stock of the Company declared by the Company with respect to the Shares deposited with the Trustees hereunder, each Stockholder agrees that such pro rata stock distributions shall be issued in the name of the Trustees as additional deposits hereunder and the Trustees shall issue additional Voting Trust Certificates therefor.

        8.     In the event of dissolution or liquidation of the Company during the term of this Agreement in such manner as to entitle the holders of Voting Trust Certificates to liquidating dividends, the Trustees shall cause all such liquidating dividends to be distributed by the Company pro rata among the Stockholders as if such holders themselves held the Shares represented by their Voting Trust Certificates.

        9.     In the event that the Company presents evidence satisfactory to the Trustees that it has acquired the beneficial ownership of any Shares represented by a Voting Trust Certificate, the Trustees shall immediately refrain from exercising any voting rights with respect to such Shares and, upon surrender of the Voting Trust Certificate in question to the Trustees with evidence satisfactory to the Trustees of its transfer to the Company, the Trustees shall take all steps necessary to transfer legal title to such Shares to the Company and the Company shall cancel such Shares and restore them to the status of authorized but unissued shares.

        10.   This Agreement shall expire upon the earlier of: (i) with respect to all Stockholders, the date which is ten years from the date of this Agreement; (ii) with respect to all Stockholders, upon a Change of Control, as defined herein; (iii) with respect to a Stockholder, the death of the Stockholder; (iv) with respect to a Stockholder, termination of the Stockholder's employment with the Company for any reason other than for Cause, as defined in the Stockholder's then existing employment agreement with the Company, or if the Stockholder does not have such an employment agreement with the Company, as defined herein; provided, however, that if such Stockholder is Joseph Kim, this Agreement shall terminate with respect to all Stockholders; or (v) with respect to all Stockholders, the acquisition by the Company of the beneficial ownership of all Shares represented by Voting Trust Certificates pursuant to this Agreement.

        11.   Notwithstanding anything to the contrary set forth in this Agreement, and subject to the further restrictions of any applicable lock-up agreements or other restrictive covenants as reflected on the certificates representing the Shares, each Stockholder shall have the right to cause the Trustees to sell Shares deposited by that Stockholder, or to tender Shares in the event of a tender offer or exchange offer, for the benefit of the Stockholder, if the following conditions are satisfied:

          (a)   In the case of a sale of the Shares, the Shares are sold in open market transactions in accordance with the provisions of Rule 144 under the Securities Act of 1933 (the "Securities Act"), or any successor provision, or pursuant to an effective registration statement under the Securities Act;

          (b)   In the case of a tender offer or exchange offer, the Shares are tendered in accordance with the terms of the tender offer or exchange offer; and

          (c)   In either case, such Shares are not being transferred (i) if the Stockholder is an entity, to an affiliate, subsidiary, director, officer, employee, agent or representative of the Stockholders, (ii) if the Stockholders is an individual, to an immediate family member, including such Stockholder's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home (other than domestic employees), (iii) to any person or party whose ownership of the Shares would provide continued beneficial ownership of the Shares by the selling Stockholder pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (as now or hereafter amended, the "Exchange Act").

        If the foregoing conditions are satisfied, the respective Stockholder may provide written notice to the Trustees directing them to (i) sell the number of Shares or (ii) tender the Shares, in each case in accordance with the written instructions of the Stockholder contained in the notice. The Trustees shall use reasonable good faith efforts to cause the sale or tender, as the case may be, of such Shares in accordance with such instructions. Upon completion of the sale or tender of such Shares, (i) the Trustees shall pay promptly the net proceeds from the sale or tender of such Shares to the respective Stockholder, (ii) the Trustees shall promptly notify the Company of such sale or tender, if not previously notified, (iii) such Shares shall no longer be subject to the terms and conditions of this Agreement or the voting trust.

        12.   For purposes of this Agreement, a "Change of Control" shall mean (A) the acquisition of shares of the Company by any "person" or "group" (as such terms are used in Rule 13d-3 under the Exchange Act) in a transaction or series of transactions that result in such person or group directly or indirectly becoming the beneficial owner of 40% or more of the Company's voting capital stock after the date of this Agreement, (B) the consummation of a merger or other business combination after which the holders of voting capital stock of the Company do not collectively own 60% or more of the voting capital stock of the entity surviving such merger or other business combination, (C) the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of the Company or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a "Transaction"), the persons who constituted a majority of the members of the Board of Directors of the Company (the "Board") on the date of this Agreement and persons whose election as members of the Board was approved by such members then still in office or whose election was previously so approved after the date of this Agreement, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board then in office. A Transaction constituting a Change of Control shall only be deemed to have occurred upon the closing of the Transaction. The term "Change of Control" shall not include the merger under the Merger Agreement.

        13.   For purposes of this Agreement, the term "Cause" shall mean (1) conviction of the Stockholder of any felony; (2) participation by the Stockholder in any fraud or act of dishonesty against the Company; (3) material violation by the Stockholder of (i) any contract between the Company and the Stockholder, or (ii) any statutory duty of Stockholder to the Company; (4) conduct of the Stockholder that, based upon a good faith and reasonable factual investigation and determination by the Board, demonstrates the Stockholder's gross unfitness to serve; or (5) the continued, willful refusal or failure by the Stockholder to perform any material duties reasonably requested by the Board; provided, however, that in the case of conduct described in clauses (3), (4) and (5) hereof, such conduct shall not constitute "Cause" unless (a) the Board shall have given the Stockholder written notice setting forth with specificity (i) the conduct deemed to constitute "Cause," (ii) reasonable action that would remedy the objectionable conduct and (iii) a reasonable time (not less than ten days) within which the Stockholder may take such remedial action, and (b) the Stockholder shall not have taken such specified remedial action within such specified reasonable time.

        14.   If any mutilated Voting Trust Certificate is surrendered to the Trustees, or the Trustees receive evidence to their satisfaction that any Voting Trust Certificate has been destroyed, lost or stolen, and upon proof of ownership satisfactory to the Trustees together with such security or indemnity, in the case of a destroyed, lost or stolen Voting Trust Certificate, as may be requested by the Trustees to be held harmless, the Trustees shall execute and deliver a new Voting Trust Certificate representing the same number of Shares as the Voting Trust Certificate so mutilated, destroyed lost or stolen, with such notations, if any, as the Trustees shall determine.

        15.   Upon the termination of this Agreement, the Trustees shall request that the Company issue certificates representing the Shares deposited hereunder in the names of the holders of record of the Voting Trust Certificates and shall deliver such certificates to the holders of Voting Trust Certificates in the proportion of their respective holdings, upon presentation and surrender to the Trustees of the Voting Trust Certificates therefor. If the Trustees for any reason shall be unable to complete such deliveries within 30 days after the termination of this Agreement, the Trustees may then deposit with the Company such stock certificates, along with written authority to the Company to deliver them in exchange for the Voting Trust Certificates; and upon such deposit, all further liability of the Trustees for the delivery of such stock certificates and the delivery or payment of dividends upon surrender of the Voting Trust Certificates, shall cease, and the Trustees shall not be required to take any further action hereunder.

        16.   The Trustees may serve as directors, officers, employees or consultants of the Company and be compensated therefor, and may hold stock in the Company or become a creditor of the Company or otherwise deal with it in good faith. The Trustees may hold or dispose of Voting Trust Certificates issued to them or otherwise acquire additional Voting Trust Certificates to the same extent as any other Stockholder.

        17.   The Trustees shall serve hereunder without compensation. The Trustees shall have the right to incur and pay such reasonable expenses and charges and to employ and pay such agents, attorneys and counsel as they may deem necessary and proper. The Company shall reimburse any such expenses or charges incurred by and due to the Trustees.

        18.   In the event of the death, resignation or legal incompetence of a Trustee, a designee successor Trustee or Trustees shall be appointed by the remaining Trustees from the other independent members of the Board (as determined pursuant to any national securities exchange rules and regulations then applicable to the Company). The term "Trustee" as used in his Agreement shall apply equally to the Trustees named herein and to their successors hereunder.

        19.   Each of the Trustees, by signing a counterpart of this Agreement, accepts the voting trust herein created and his or her role as a Trustee therefor, including the duties and responsibilities of each Trustee to the other Trustees and to the beneficiaries of this voting trust as set forth in this Agreement, and shall act solely as a Trustee hereunder and not in any individual capacity.

        20.   The Trustees shall not be liable for any act or omission as Trustees hereunder taken or omitted in good faith and without gross negligence, including acting upon any signature, instrument, notice, resolution, request, consent, order or certificate or other written documentation reasonably and in good faith believed by the Trustees to be genuine and signed by the proper party or parties thereto. No Trustee shall be responsible for any act or omission by any predecessor or successor Trustee. The Company shall indemnify each Trustee against all costs, charges, expenses, losses, liabilities, actions, suits and damages incurred by any or all of them in the or arising from the administration of this voting trust or the exercise of any power conferred upon the Trustee by this Agreement, except to the extent such cost, charge, expense, loss, liability, action, suit or damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Trustee's gross negligence or willful misconduct.

        21.   The Company by executing this Agreement consents to all the terms and conditions hereof, and agrees that it will take all action necessary or appropriate for carrying out the terms hereof.

        22.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators and permitted successors and assigns.

        23.   This Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof. The invalidity or unenforceability, in part or in whole, or any provision hereof shall not affect the validity or enforceability of the remainder of such provision or any other provision hereof. A court of competent jurisdiction may reduce or limit the scope of any provision hereof in order to make such provision enforceable.

        24.   This Agreement may be executed in several counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        25.   Any notice that may be given under this Agreement shall be in writing and be deemed given when delivered by hand, confirmed facsimile transmission, or nationally recognized overnight courier or, if mailed, one day after mailing by registered or certified mail, return receipt requested, to the Company at its principal executive office address, or to the Trustees or the Stockholders at their respective addresses stated on the signature pages or Schedule I to this Agreement, or at such other address as any of them may by similar notice designate.

        26.   This Agreement may be amended, and additional parties may be added, by written agreement signed by the Company, the holders of a majority in interest of the Stockholders and the Trustees; provided, however, that the Trustees shall give each Stockholder notice of any such amendment, and a Stockholder who did not approve the amendment may opt out of the amendment, so that the amendment shall not be applicable to such Stockholder, by providing written notice to the Trustees no later than ten business days after the date that the Trustees shall have been deemed to have given the notice of amendment to the Stockholder.

        27.   This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to conflicts of laws.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to by duly executed as of the date first written above.

INOVIO BIOMEDICAL CORPORATION
By:
Title:

[Name], Trustee
Address:

Fax Number:

[Name], Trustee
Address:

Fax Number:

[Name], Trustee
Address:

Fax Number:

Signatures of Stockholders
[Name], Stockholder
[Name], Stockholder
[Name], Stockholder

 SCHEDULE I

Name and Address of Stockholder	Number of Shares Deposited
J. Joseph Kim	3,450,000
Young Park	1,000,000
David Weiner	2,700,000
Michael Kaufman	300,000
Bryan Chung	550,000

8,000,000

 EXHIBIT A

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED OR TRANSFERRED UNLESS (1)(A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) EFFECTED IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION AND (2) CONSISTENT WITH THE TERMS AND CONDITIONS ON TRANSFER SET FORTH IN THE VOTING TRUST AGREEMENT AS DEFINED HEREIN.

INOVIO BIOMEDICAL CORPORATION

Voting Trust Certificate

No.	Shares

        This certifies that                                    has deposited                        shares of common stock, par value $            per share, of Inovio Biomedical Corporation (the "Company"), a Delaware corporation, with the undersigned Trustees, under the Inovio Biomedical Corporation Voting Trust Agreement dated as of                                    , 2009, as may be amended from time to time (the "Voting Trust Agreement") among the Company, the Trustees and the Stockholders named therein, a copy of which will be furnished to the holder hereof without charge upon written request therefor to the Trustees, and shall be entitled to a certificate or certificates representing such shares upon termination of the Voting Trust Agreement in accordance with its terms. Prior to the delivery of such certificates upon such termination, the undersigned Trustees shall possess and be entitled to exercise, in the manner and to the extent provided in the Voting Trust Agreement, all of the rights of every kind of the holder of this certificate with respect to the shares so deposited.

        The holder of this Certificate has acquired it to hold as evidence of an investment and without a view towards distribution. This Certificate, including the interest represented hereby, is transferable only on the books of the Trustees upon presentation and surrender hereof in accordance with the terms of the Voting Trust Agreement.

        The holder of this Certificate takes the same subject to all terms and conditions of the Voting Trust Agreement and is bound by and entitled to the benefit of such Voting Trust Agreement.

        IN WITNESS WHEREOF, the Trustees have caused this Certificate to be signed as of this                        day of                                    , 2009.

Trustee
Trustee
Trustee

A-1

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  Exhibit 4.18
INOVIO BIOMEDICAL CORPORATION VOTING TRUST AGREEMENT
SCHEDULE I
EXHIBIT A